AGREEMENT FOR PURCHASE AND SALE OF ASSETS

among

HOTEL RESTAURANT PROPERTIES, INC.,

HOTEL RESTAURANT PROPERTIES II, INC.,

HOTEL RESTAURANT PROPERTIES II MANAGEMENT, INC.,

KEITH WOLFF

and

ADAM KELLER,

as Sellers,

and

GRILL CONCEPTS, INC.

and

GRILL CONCEPTS MANAGEMENT, INC.,

as Purchasers

Effective as of June 30, 2006

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (this “Agreement”) is executed on this 1st day of September 2006 (the “Execution Date”), but made with effect as of the 30th day of June 2006 (the “Effective Date”), by and among Hotel Restaurant Properties, Inc., a California corporation (“HRP”), Hotel Restaurant Properties II, Inc., a California corporation (“HRP II”), Hotel Restaurant Properties II Management, Inc., a California corporation (“HRP Management”), Keith Wolff, an individual (“Wolff”), Adam Keller, an individual (“Keller” and, together with HRP, HRP II, HRP Management and Wolff, “Sellers”), Grill Concepts, Inc., a Delaware corporation (“GCI”), and Grill Concepts Management, Inc., a California corporation (“GCM” and, together with GCI, “Purchasers”).

RECITALS

WHEREAS, Sellers are engaged in the business of obtaining, and have the exclusive right to obtain, new locations for certain restaurants operated by Purchasers (the “Daily Grill Restaurants”) in hotels (the “Business”) pursuant to, and subject to the terms and conditions set forth in, the Agreement dated as of August 27, 1998 between GCI and HRP (the “Original Agreement”), as amended by (i) the Letter Agreement dated as of August 10 [sic], 1998 between GCI and HRP (the “1998 Amendment”), (ii) the Letter Agreement dated as of May 11, 1999 among Wolff, Keller and GCI (the “1999 Amendment”), (iii) the Amendment to Agreement dated as of July 25, 2001 among HRP, HRP II and GCI (the “2001 Amendment”), (iv) the Amendment to Agreement dated as of November 10, 2002 among HRP, HRP II and GCI (the “Houston Amendment”), (v) the Amendment to Agreement dated as of November 11, 2002 among HRP, HRP II and GCI (the “San Francisco Amendment”), and (vi) the Amendment to Agreement dated as of June 29, 2003 among HRP, HRP II and GCI (the “2003 Amendment”) (the Original Agreement as amended by the amendments referred to in clauses (i) through (vi) are referred to collectively as the “HRP Agreement”);

WHEREAS, in accordance the terms of the HRP Agreement, Purchasers and/or their affiliates, on the one hand, and Sellers, on the other hand, have entered into certain license, lease and/or management agreements (collectively, the “Hotel Agreements”) which provide for the current operation of Daily Grill Restaurants in hotels located in each of the following locations: (i) Skokie, Illinois, (ii) San Francisco, California, (iii) Houston, Texas, (iv) Portland, Oregon, (v) Washington, D.C., (vi) Burbank, California and (vii) Long Beach, California;

WHEREAS, Sellers and Purchasers desire that Sellers sell to Purchasers, and Purchasers purchase from Sellers, all of Sellers’ rights, title and interest in and to certain of the Hotel Agreements and certain other assets of Sellers related to the Business; and

WHEREAS, in connection with the foregoing, Purchasers and Sellers desire to amend the HRP Agreement and to enter into certain agreements with respect thereto, as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby mutually covenant and agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF ASSUMED LIABILITIES

1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined), Sellers agree to sell to Purchasers, and Purchasers agree to purchase from Sellers, free and clear of any and all liens, mortgages, charges, security interests, claims, restrictions, easements and encumbrances of any kind or nature whatsoever (collectively, “Liens”) (other than the Assumed Liabilities), all of Sellers’ right, title and interest in and to the following assets of Sellers used or usable in connection with the Business (collectively, the “Assets”). Sellers shall retain, and Purchasers shall have no right or interest in or to, any of the Excluded Assets (as hereinafter defined).

(a) that certain Daily Grill Restaurant Management Agreement, dated as of July 30, 1998, among CapStar Georgetown Company, L.L.C., a Delaware limited liability company, HRP and GCI (the “Georgetown Management Agreement”);

(b) that certain Daily Grill Restaurant Management Agreement, dated as of February 5, 2001, among Handlery Hotel, Inc., a California corporation, HRP Management and GCM (the “SF Management Agreement”);

(c) that certain Daily Grill Restaurant Management Agreement, dated as of June 13, 2002, among Post Oak Westin Hotel Company, HRP Management and GCM (the “Houston Management Agreement”);

(d) that certain Daily Grill Restaurant Management Agreement, dated as of May 13, 2003, among Portland Hotel, LLC, an Oregon limited liability company, HRP Management and GCM (the “Portland Management Agreement” and, together with the Georgetown Management Agreement, the SF Management Agreement and the Houston Management Agreement, the “Purchased Agreements”);

(e) all of the issued and outstanding capital stock of Daily Grill Houston Beverage, Inc., a Texas corporation (“Beverage Co.”);

(f) all accounts receivable, notes receivable and other rights to the payment of money relating to the Purchased Agreements which accrue after the Effective Date, whether or not evidenced by a writing or reflected on the balance sheet of Sellers;

(g) copies of all records and books of account relating to the Business;

(h) all goodwill associated with the Business; and

(i) all other tangible and intangible property used in the operation of the Business (other than as set forth in Section 1.2 below) not specifically listed above, whether now existing or hereafter acquired.

1.2 Excluded Assets. Except as otherwise expressly provided herein, the Assets shall not include, and Seller shall retain ownership of, the following assets of the Business (collectively, the “Excluded Assets”):

(a) The HRP Agreement, as amended by Section 1.7 and, once applicable, Section 1.10 hereof.

(b) The Daily Grill Hotel Management Agreement dated as of May 13, 1998 between SCH Burbank, LLC (“SCH”) and HRP (the “Burbank Management Agreement”);

(c) The Daily Grill Restaurant Management Agreement dated as of August 12, 2004 among HRP Management, GCM and LBTWC Real Estate Partners LLC, a Delaware limited liability company (“LBTWC”), and subsequently assigned by LBTWC to Merritt Hospitality, LLC, a Delaware limited liability company (the “Long Beach Management Agreement”);

(d) The License Agreement dated as of October 4, 2000 between HRP II, GCI and Hilton Hotel Corporation (“Hilton”), as assigned by Hilton to PHF Skokie LLC, a Delaware limited liability company (“PHF”), on December __ [sic], 2005 (the “Skokie Management Agreement” and, together with the Burbank Management Agreement and the Long Beach Management Agreement, the “Continuing Agreements”); and

(e) All rights to the payment of monies relating to the Continuing Agreements pursuant to and in accordance with the HRP Agreement, as amended by Section 1.7 and, once applicable, Section 1.10 hereof.

1.3 Limited Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Purchasers shall assume, and agree to pay, perform and discharge in due course, those liabilities and obligations of Sellers with respect to the Purchased Agreements, but in each case only to the extent that such obligations under the Purchased Agreements accrue and relate to periods beginning on or after the Closing Date (as hereinafter defined) (such obligations, the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchasers shall not assume or have any responsibility for any debt, liability, obligation or commitment of any nature, whether now or hereafter existing, absolute, contingent or otherwise, known or unknown, relating to Sellers, the Assets or the Business, including, without limitation, the following liabilities and obligations, all of which shall be retained by Sellers: (i) any liability of Sellers for any federal, state or local taxes with respect to the Assets or the Business for any period prior to the Closing Date; (ii) any liability of Sellers to third parties resulting from the negotiation of this Agreement and the consummation of the transactions contemplated hereby; (iii) any liability of Sellers or any shareholder of any Seller to any other Seller or shareholder of any Seller, including, without limitation any Damages, Actions or Third-Party Claims (as such terms are hereinafter defined) (“Shareholder Liabilities”); (iv) any liability of Sellers with respect to the Continuing Agreements; and (v) any liability of Sellers with respect to the Assets or the Business to the extent such liabilities accrue or relate to a period prior to the Closing Date (collectively, the “Excluded Liabilities”). Nothing in this Section 1.3 is intended to or shall have any effect whatsoever on Purchasers’ obligations under any of the Hotel Agreements or the HRP Agreement, and the term “Excluded Liabilities” shall refer only to liabilities which would otherwise have been Sellers’ obligations in accordance with the Hotel Agreements and the HRP Agreement.

1.4 Houston Liquor License. Sellers shall execute (and shall each use his or its commercially reasonable efforts to cause any necessary third parties to execute) any and all instruments and take any and all other actions necessary to cause the transfer of the issued and outstanding capital stock of Beverage Co. from HRP Management to GCM with effect on, or as promptly as practicable after, the Closing, including without limitation executing the Stock Purchase Agreement in the form attached hereto as Exhibit 1.4 (the “Beverage Co. Purchase Agreement”) on the Execution Date. The costs associated with notifying the Texas Alcohol & Beverage Commission with respect to the foregoing transfer as it applies to the liquor license maintained by Beverage Co. shall be borne by Purchasers.

1.5 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchasers to Sellers for the Assets shall be Two Million Seven Hundred Seventy One Thousand One Hundred Thirty Three Dollars ($2,771,133) (the “Purchase Price”). The Purchase Price shall be payable in United States Dollars by wire transfer of immediately available funds to the account or accounts designated by Sellers on Schedule 1.5.

1.6 Purchase Price Allocation. The Purchase Price shall be allocated among the Assets as set forth in Schedule 1.6. Such allocation shall be adopted for all purposes related to the sale of the Assets hereunder, and Sellers and Purchasers agree not to file any tax return or otherwise take a position for tax purposes, or otherwise, inconsistent with this allocation. Sellers and Purchasers further agree to file Internal Revenue Service Form 8594 consistent with the foregoing allocation and in accordance with Section 1060 of the Code.

1.7 Amendment of HRP Agreement on Effective Date. Sellers and Purchasers agree that, effective as of the Effective Date, and notwithstanding anything to the contrary in the HRP Agreement, the HRP Agreement is hereby amended to delete Section 8.1, the second sentence of Section 8.2, Section 8.3, Article 10 and Section 13.1(d) of the Original Agreement. Further, subject to Section 1.8 hereof, each Seller hereby waives and relinquishes any and all rights to participate in any arrangements, including, without limitation, all rights to be paid any fees or other compensation, relating to the operation of a Grill or a Daily Grill restaurant in any hotel property pursuant to any management, lease or license agreement executed on or after March 29, 2006 by Purchasers or their affiliates. Each Seller acknowledges that GCM has entered into (i) a Daily Grill Restaurant Management Agreement dated as of March 29, 2006 with Senate Hotel Partners Memphis, L.P. (the “Memphis Management Agreement”); and (ii) a Daily Grill Restaurant Management Agreement dated as of June 27, 2006 with Seattle Union Street Associates, a Washington general partnership (as amended by the Addendum thereto dated June 27, 2006, the “Seattle Management Agreement” and, together with the Memphis Management Agreement, the “Waived Agreements”). Subject to Section 1.8 hereof, each Seller hereby waives any and all rights and claims under the HRP Agreement to participate as a party in either of the Waived Agreements and further waives any and all rights under the HRP Agreement to receive any compensation in respect of or pursuant to either of the Waived Agreements.

1.8 Reinstatement. Notwithstanding anything to the contrary set forth in Section 1.7 or elsewhere in this Agreement, in the event the Closing has not occurred on or prior to the Outside Date and this Agreement is terminated in accordance with Section 7.1:

(i) The amendments to the HRP Agreement set forth in Section 1.7 shall be terminated and of no further force or effect, and the HRP Agreement shall be reinstated to read as if such amendments were never effected;

(ii) Sellers’ rights to receive amounts pursuant to the HRP Agreement in respect of any arrangements entered into on or after March 29, 2006 by Purchasers or their affiliates relating to the operation of a Grill or a Daily Grill Restaurant in any hotel property pursuant to any management, lease or license arrangement shall be reinstated, including, without limitation, Sellers’ rights to receive amounts in respect of the Waived Agreements; and

(iii) Amounts payable to Sellers in accordance with the HRP Agreement for the period from March 29, 2006 until the date of termination of this Agreement (the “Termination Date”) with respect to the Waived Agreements and with respect to any arrangements entered into on or after March 29, 2006 by Purchasers or their affiliates relating to the operation of a Grill or a Daily Grill Restaurant in any hotel property pursuant to any management, lease or license arrangement shall be calculated and paid to Sellers in accordance with the HRP Agreement within forty five (45) business days after the Termination Date.

1.9 Continuing Agreements.

(a) Each Seller acknowledges and agrees that Purchasers operate the Managed Outlets (as defined in the HRP Agreement) which are the subject of the Continuing Agreements and that Purchasers shall continue to perform under the Continuing Agreements in the ordinary course consistent with past practice except with respect to the termination of the Long Beach Management Agreement and the Skokie Management Agreement (collectively, the “Terminated Agreements”) as reflected in Section 1.9(c). Notwithstanding anything to the contrary herein, after the Closing, no Seller shall have any rights under the Continuing Agreements other than the right to receive the amounts payable to Sellers in respect thereof in accordance with the HRP Agreement.

(b) Sellers shall (i) execute (and shall use their commercially reasonable efforts to cause any necessary third parties to execute) any and all instruments and take any and all other action necessary to cause the amounts payable under the Burbank Management Agreement and the Skokie Management Agreement to be delivered directly to Purchasers from SCH and PHF, respectively, for dissemination in accordance with the HRP Agreement, (ii) transfer to Purchasers copies of any and all books of account and other records (including, without limitation, financial and accounting records) necessary to enable Purchasers to comply with the record-keeping requirements set forth in any Continuing Agreements, and (iii) reasonably cooperate with Purchasers in their assumption of accounting oversight with respect to the Continuing Agreements. Purchasers shall provide Sellers with monthly distribution calculations and reports and all relevant data and information used to determine such distribution calculations.

(c) Each Seller acknowledges that Purchasers have informed Sellers of Purchasers’ intent to close the Managed Outlets in Long Beach, California and in Skokie, Illinois and to terminate the Terminated Agreements. Sellers confirm that Sellers do not object to such intended closures and terminations and hereby waive and relinquish any and all rights Sellers may have (if any), to require Purchasers to continue to operate such Managed Outlets pursuant to the Terminated Agreements or the HRP Agreement.

1.10 Amendment of HRP Agreement at Closing. Each Seller acknowledges and agrees that effective as of the Closing Date, the HRP Agreement shall be amended as follows:

(a) Section 7 and the first and third sentences of Section 8.2 of the Original Agreement shall be deleted and of no further force or effect.

(b) In accordance with the 1998 Amendment, for purposes of computing the Net Income After Manager Loan Payback, there shall be no concept of “Owner Tax Deficiency” since Sellers shall thereafter only be taxed on actual cash distributions to them pursuant to the Continuing Agreements, except as it applies to the Burbank Management Agreement. Accordingly, Section 3.4 and all other references to Owner Tax Deficiency, except as it and they apply to the Burbank Management Agreement, shall be deleted from the HRP Agreement.

(c) Sections 2 through 5 of the 1999 Amendment shall be terminated and of no further force or effect.

(d) The Houston Amendment, the San Francisco Amendment and the 2003 Amendment shall be terminated and of no further force or effect.

(e) Sections 3, 6 and 7 of the 2001 Amendment shall be deleted and have no further force or effect.

ARTICLE II.

THE CLOSING

2.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date (the “Closing Date”) which is the earlier of (i) June 30, 2007 (the “Outside Date”) and (ii) that date which is mutually acceptable to the parties which is no more than ten (10) days after the date on which the “Income Stream Payments” equal or exceed the “Differential” (as such terms are defined in Section 2.4); provided that, in each case, all of the other conditions to Closing have been satisfied or waived by the party or parties for whose benefit the condition exists.

2.2 Conditions of Purchasers. Notwithstanding any other provision of this Agreement, the obligations of Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions precedent, and if Purchasers terminate this Agreement prior to the Closing because any such condition is not so satisfied on or prior to the Outside Date, Purchasers shall have no liability hereunder except as otherwise set forth in Article VII:

(a) There shall not have been instituted or pending or threatened any Action (as hereinafter defined) by or before any court, arbitrator or governmental agency challenging Purchasers’ acquisition or Sellers’ sale of the Assets or the Business or otherwise seeking to restrain, prohibit or invalidate the consummation of the transactions contemplated hereby or seeking damages in connection therewith;

(b) The representations and warranties of Sellers in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and Sellers shall have complied with all covenants and agreements and satisfied all conditions to be performed or satisfied by Sellers on or prior to the Closing Date;

(c) Any approval, consent or waiting period required by any governmental agency or authority necessary or material to the consummation of the transactions contemplated hereby shall have been obtained or expired, including, without limitation, any consents required from the Texas Alcoholic Beverage Commission in connection with the sale of the outstanding capital stock of Beverage Co. to Purchasers and of the California Department of Alcoholic Beverage Control in connection with the termination of HRP as a licensee under the San Francisco liquor license in connection with the SF Management Agreement;

(d) All necessary consents, assignments, approvals and authorizations from third parties or other persons, including, without limitation consents of the third parties to the Purchased Agreements, necessary for the consummation of the transactions contemplated hereby, shall have been obtained;

(e) All Liens on any of the Assets shall have been released;

(f) Sellers shall deliver to Purchasers each of the following:

(i) one or more stock certificates representing all of the issued and outstanding capital stock of Beverage Co., together with an executed stock power and assignment related thereto

(ii) an executed Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit 2.2(f)(ii) with respect to the transfer of the Purchased Agreements;

(iii) a separate Consent to Assignment and Assumption (each, a “Consent”), substantially in the form attached hereto as Exhibit 2.2(f)(iii), with respect to each of the Purchased Agreements, in each case executed by the applicable Seller and the third party to such Purchased Agreement; provided, however, that each Seller agrees to consummate the transactions contemplated hereby and execute a Consent in a form which does not include the release contained in Section C thereof if required by the third party to such Purchased Agreement; and

(iv) evidence of Sellers’ compliance with the matters contemplated by Section 1.9(b) above;

(g) Sellers shall have executed and delivered to Purchasers a Bill of Sale substantially in the form attached as Exhibit 2.2(g));

(h) Sellers (excluding Keller) shall have executed and delivered to Purchasers a Non-Competition Agreement substantially in the form attached hereto as Exhibit 2.2(h);

(i) Sellers shall have executed and delivered to Purchasers the Beverage Co. Purchase Agreement substantially in the form attached hereto as Exhibit 1.4; and

(j) Sellers shall have executed a Release substantially in the form attached hereto as Exhibit 2.2(j).

2.3 Conditions of Sellers. Notwithstanding any other provision of this Agreement, the obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions precedent, and if Sellers terminate this Agreement prior to the Closing because any such condition is not so satisfied on or prior to the Outside Date, Sellers shall have no liability hereunder except as set forth in Article VII:

(a) There shall not have been instituted or pending or threatened any Action by or before any court, arbitrator or governmental agency challenging Purchasers’ acquisition or Sellers’ sale of the Assets or the Business or otherwise seeking to restrain, prohibit or invalidate the consummation of the transactions contemplated hereby or seeking damages in connection therewith;

(b) The representations and warranties of Purchasers in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and Purchasers shall have complied with all covenants and agreements and satisfied all conditions to be performed or satisfied by Purchasers on or prior to the Closing Date;

(c) Any approval, consent or waiting period required by any governmental agency or authority necessary or material to the consummation of the transactions contemplated hereby shall have been obtained or expired, including, without limitation, any consents required of the Texas Alcoholic Beverage Commission in connection with the sale of the outstanding capital stock of Beverage Co. to Purchasers and of the California Department of Alcoholic Beverage Control in connection with the termination of HRP as a licensee under the San Francisco liquor license in connection with the SF Management Agreement;

(d) All necessary consents, assignments, approvals and authorizations from third parties or other persons, including, without limitation consents of the third parties to the Purchased Agreements, necessary for the consummation of the transaction contemplated hereby, shall have been obtained;

(e) Purchasers shall execute and deliver to Sellers each of the following:

(i) an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit 2.2(f)(ii), with respect to the transfer of the Purchased Agreements;

(ii) a separate Consent, substantially in the form attached hereto as Exhibit 2.2(f)(iii), with respect to each of the Purchased Agreements, executed by the applicable Purchaser; provided, however, that each Purchaser agrees to consummate the transactions contemplated hereby and execute each Consent in a form which does not include the release contained in Section C thereof if required by the third party to such Purchased Agreement;

(iii) a Non-Competition Agreement, substantially in the form attached hereto as Exhibit 2.2(h); and

(iv) a Release, substantially in the form attached hereto as Exhibit 2.2(j); and

(f) Purchasers shall deliver the Purchase Price as set forth in Section 1.5 to Sellers.

2.4 Payment Amount. Sellers and Purchasers have agreed that the Closing shall not occur prior to the Outside Date unless Sellers have received, in the aggregate, an amount equal to Two Hundred Ninety Four Thousand One Hundred Fifty One Dollars ($294,151) (the “Additional Payment Amount”) from payments under the Purchased Agreements during the period from and after the Effective Date of this Agreement through the Closing (such payments are hereinafter referred to collectively as the “Income Stream Payments”). If the Income Stream Payments have not equaled the Additional Payment Amount prior to the Outside Date, so long as the other conditions to Closing have been satisfied or waived by the parties for whose benefit the condition was made, the Closing shall occur on the Outside Date and the Purchase Price shall be increased by an amount equal to the remainder obtained when the aggregate amount of the Income Stream Payments received by Sellers is subtracted from the Additional Payment Amount. Further, and notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Income Stream Payments made to Sellers exceed, in the aggregate, the amount of the Additional Payment Amount. Accordingly, once the Income Stream Payments collectively equal the Additional Payment Amount, no further payments shall be made to Sellers under the Purchased Agreement and the parties hereto shall act in good faith to achieve the Closing as soon as possible thereafter.

2.5 Closing Costs and Expenses. Except as otherwise provided in this Agreement, Purchasers and Sellers shall each pay their respective legal and accounting fees, costs and expenses incurred in connection with this Agreement, the consummation of the transactions contemplated hereby and the negotiation and execution of the documents and instruments contemplated hereby. Except as set forth in Section 1.4, Purchasers shall pay seventy-five percent (75%) and Sellers shall pay twenty-five percent (25%) of any sales taxes, documentary transfer fees and taxes and any other recordation and/or filing charges and fees incurred in connection with the transactions contemplated hereunder. If applicable, Purchasers and Sellers shall reimburse the other party for each party’s respective share of the costs referenced in this Section 2.5 previously advanced by the other party as of the Closing.

2.6 Proration of Expenses. The parties shall prorate as of 12:01 A.M. on the Effective Date all operating expenses attributable to the Assets that are capable of proration on a per diem basis; provided, that, between the Effective Date and the Closing Date, the Purchaser shall (i) be responsible for all operating expenses attributable to the Assets and (ii) receive all income (other than Income Stream Payments) attributable to the Assets. In the event that Purchasers pay any fees, charges or taxes which they are not required to pay hereunder, Sellers agree to promptly reimburse Purchasers in the amount of such fees, charges or taxes paid by Purchasers. In the event that any Seller pays any fees, charges or taxes which it is not required to pay hereunder, Purchasers agree to promptly reimburse such Seller in the amount of such fees, charges or taxes paid by such Seller. In the event that any Seller receives any income which they are not entitled to receive hereunder, such Seller agrees to promptly pay Purchasers in the amount of such income received by such Seller. The prorations to be made hereunder shall be effected by the parties hereto through an appropriate adjustment in the Purchase Price.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers hereby represent and warrant to Purchasers as follows:

3.1 Organization and Authority; Capitalization.

(a) Each of HRP, HRP II and HRP Management (collectively, the “HRP Entities”) (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California and (ii) has full corporate power and authority to own and lease its respective assets and to carry on its business as now being conducted. Each of the HRP Entities has full corporate power and authority to execute, deliver and carry out all the terms and provisions of this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations under this Agreement.

(b) Wolff and Keller are the sole shareholders of HRP; Wolff is the sole shareholder of HRP II; HRP II is the sole shareholder of HRP Management; and HRP Management is the sole shareholder of Beverage Co. There are no outstanding shares of capital stock or any options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any natural person, corporation, business trust, association, partnership, limited liability company, joint venture, governmental entity or any other entity (each, a “Person”) to acquire, directly or indirectly, any shares of the capital stock of Beverage Co., and there are no existing rights, calls, or commitments of any character relating to, and no Person has any right of first refusal, pre-emptive right, subscription right or similar right with respect to any shares of the capital stock of Beverage Co.

3.2 Absence of Conflicts. Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement by Sellers, the compliance by Sellers with the terms and conditions hereof nor the consummation by Sellers of the transactions contemplated hereby will (a) conflict with any of the terms, conditions or provisions of the articles of incorporation, bylaws or other organizational documents of any HRP Entity, (b) to the Knowledge of Sellers, violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Sellers, Beverage Co., the Assets or the Business, or any governmental permit or license issued to Sellers or Beverage Co., (c) violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval (other than those required to be obtained which have been duly obtained by Sellers) under, any Hotel Agreement, or any other indenture, Lien, lease, agreement or instrument to which any Seller is a party or by which any Seller or the Assets are bound, or (d) result in the creation of any Lien upon any of the Assets. As used herein, “Knowledge” with respect to Sellers means the actual knowledge of Wolff and Keller.

3.3 Power and Authority.

(a) Each Seller has taken all necessary action to authorize such Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) This Agreement, the other agreements between the parties referred to herein and each instrument and certificate delivered by Sellers pursuant hereto, constitutes the legal, valid and binding obligation of Sellers, enforceable against each Seller in accordance with its respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors’ rights and by equitable principles.

(c) Except as set forth on Schedule 3.3, no Seller is subject to any restriction of any kind or character which prohibits such Seller from entering into this Agreement or would prevent or impede its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

3.4 Title to Property; Liens.

(a) Each of the HRP Entities has good, marketable, indefeasible and valid title to all of its respective Assets, free and clear of all Liens.

(b) There are no leases or licenses pursuant to which any Seller leases or licenses from others real or personal property in connection with the Business.

(c) There are no existing agreements pursuant to which any Person has an option to acquire any interest in any of the Assets.

3.5 Litigation. Except as set forth on Schedule 3.5 hereto, there is no suit, claim, action, arbitration or other legal, administrative or governmental investigation or proceeding (whether federal, state, local or foreign) (each, an “Action”) served and pending or, to the Knowledge of Sellers, threatened, against Sellers, the Business, or the Assets. Except as set forth on Schedule 3.5, to the Knowledge of Sellers, no Seller is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

3.6 Income and Other Taxes. No Seller has any liabilities for any Taxes for any taxable period ending prior to the Closing Date. Except for Taxes prorated under Section 2.5 hereof which will be paid in accordance with such Section, each Seller shall pay all Taxes due in respect of the Business for periods ending prior to the Closing Date when due. For purpose of this Agreement, the term “Taxes” means any federal, state, local, or foreign income, payroll, franchise, property, sales, excise or other tax, tariff, duty, assessment or governmental charge of any nature whatsoever, including any interest, penalty or addition thereon or thereto, imposed, assessed, charged or levied by any governmental authority.

3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7 hereto, no HRP Entity has any material liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes, with respect to or based upon the transactions or events occurring prior to the Closing Date. No HRP Entity employs, or during the preceding five (5) year period has employed, any Person in an employment or consultancy capacity.

3.8 Permits, Licenses, Etc. Each HRP Entity possesses, and each is operating in compliance with, all zoning and other franchises, licenses, permits (including conditional use and other similar permits), certificates, authorizations, rights and other approvals of governmental bodies, agencies and instrumentalities thereof necessary to conduct the Business as currently conducted (the “Permits”). Schedule 3.8 hereto contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or, to the Knowledge of Sellers, threatened, involving the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 3.8, no Permit will require the consent of its issuing authority to, or as a result of, the consummation of the transactions contemplated hereby.

3.9 Consents

. All consents, authorizations and approvals of any court, arbitrator or any other Person that are required to be obtained by Sellers in connection with the consummation of the transactions contemplated by this Agreement or that are necessary in connection with the Business as currently conducted, or for which the failure to obtain the same would have, individually or in the aggregate, a material adverse effect on any Seller or the financial condition, properties or operations of the Business, or on any Seller’s ability to consummate the transactions contemplated herein, have been obtained by Sellers, except as described in Schedule 3.9 hereto.

3.10 Contracts. Except for the Purchased Agreements, the Continuing Agreements and the HRP Agreement, there is no contract, agreement, lease, permit, commitment, arrangement or other instrument to which any Seller is a party which is necessary to conduct the Business as presently conducted, or that otherwise affects the Business in any material way. There has not been any default in any obligation to be performed by any Seller or, to the Knowledge of Sellers, any third party, under any Purchased Agreement, and no Seller has waived any right thereunder or with respect thereto. Each of the Purchased Agreements is in full force and effect and has not been modified by the parties thereto through any agreement, understanding or course of conduct. No Seller has received any notice from any party to any of the Purchased Agreements or the Continuing Agreements (other than Purchasers) of such party’s intent to terminate, amend or declare a default under any of such agreements.

3.11 Compliance with Law

. The Business has not been conducted and is not being conducted, and no Seller is or has been, in violation of, nor received any notice of any alleged violation of, or any citation for noncompliance with, any applicable federal, state or local statute, law, rule, regulation, ordinance, permit, order, decree of, or other lawful obligation imposed by, any court or governmental authority or instrumentality. Each Seller has made all required registrations and filings with all applicable federal, state and local government authorities relating to the Business as currently conducted. All such registrations, filings and submissions were in compliance in all material respects with all legal requirements and other requirements when filed, and no material deficiencies have been asserted by any applicable governmental entities with respect to such registrations, filings or submissions.

3.12 Financial Records. The books of account and financial and accounting records that are maintained by Sellers with respect to the operations or financial performance of any Daily Grill Restaurant which is the subject of a Hotel Agreement (the “Financial Records”) (a) present fairly in all material respects the financial condition of each Daily Grill Restaurant which is the subject of such Financial Records as of the dates indicated therein and the results of operations and changes in financial position of such Daily Grill Restaurants for the periods specified therein, and (b) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods covered thereby, have been derived from the accounting records of Sellers, and represent only actual, bona fide transactions. Sellers have delivered true, correct and complete copies of the Financial Records to Purchasers prior to the date hereof.

3.13 Absence of Certain Changes. Since December 31, 2005, there has been no material adverse change in the Business or financial condition, assets, or operations of any HRP Entity.

3.14 Affiliations. Except as set forth on Schedule 3.14, no Seller and no shareholder, officer, director, employee or affiliate of any Seller or any associate or affiliate of such Persons has, directly or indirectly, a beneficial interest in any contract or agreement to which any Seller is a party or by which any Assets or the Business are bound or affected.

3.15 Brokers’ Fees. No broker, finder or similar agent (“Broker”) has been employed by or on behalf of Sellers in connection with this Agreement or the transactions contemplated hereby, and no Seller has entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.16 Disclosure. No representation or warranty of Sellers in this Agreement and no information contained in any Schedule delivered by Sellers pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to make the statements herein or therein not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers hereby represent and warrant to Sellers as follows:

4.1 Organization and Good Standing. GCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GCM is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Purchaser has full corporate power and authority to (i) execute, deliver and carry out all the terms and provisions of this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement, and (ii) own and lease its assets and real property and to carry on its business as now conducted.

4.2 Absence of Conflicts. Neither the execution and delivery of this Agreement by Purchasers, the compliance by Purchasers with the terms and conditions hereof nor the consummation by Purchasers of the transactions contemplated hereby will (a) conflict with any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other charter documents of any Purchaser, (b) to the Knowledge of Purchasers, violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, Purchasers, or (c) violate or be in conflict with or result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval (other than those required to be obtained which have been duly obtained by Purchaser) under, any indenture, Lien, lease, agreement or instrument to which any Purchaser is a party or by which it is bound, except, in the case of clauses (b) and (c), those violations which would not have a material adverse effect on Purchasers, or on Purchasers’ ability to consummate the transactions contemplated herein. As used herein, “Knowledge” with respect to Purchasers means the actual knowledge of Michael Weinstock, Robert Spivak and Philip Gay.

4.3 Corporate Power and Authority.

(a) Each Purchaser has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) This Agreement, each of the other agreements between the parties referred to herein and each instrument and certificate delivered by any Purchaser pursuant hereto, constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors’ rights and by equitable principles.

(c) No Purchaser is subject to any restriction of any kind or character which prevents such Purchaser from entering into this Agreement or would prevent or impede its performance of or compliance with all or any part of the Agreement, or the consummation of the transactions contemplated hereby.

4.4 Consents

. All consents, authorizations and approvals of any court, arbitrator or any other Person that are required to be obtained by Purchasers in connection with the payment of the Purchase Price to Sellers or the consummation of the transactions contemplated by this Agreement shall have been obtained by Purchasers on or prior to the Closing Date.

4.5 Brokers’ Fees

. No Broker has been employed by or on behalf of Purchasers in connection with this Agreement or the transactions contemplated hereby, and Purchasers have not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V.

CONDUCT OF SELLERS PENDING CLOSING

During the period commencing on the Execution Date and ending on the Closing Date, Sellers agree (except as expressly contemplated by this Agreement or to the extent that Purchasers shall otherwise consent in writing) that:

5.1 Good Standing. Sellers shall remain in good standing in their states and jurisdictions of organization and qualification.

5.2 Ordinary Course. Sellers shall use their best efforts to preserve intact their current business organization and to maintain their books, records and accounts in accordance with GAAP applied on a basis consistent with past practice.

5.3 Indebtedness. Sellers shall not incur any indebtedness and shall pay all indebtedness with respect to the Assets incurred by Sellers such that there are no liabilities with respect to the Assets as of the Closing Date other than the Assumed Liabilities. Sellers shall cause all holders of Liens with respect to any of the Assets to release their Liens prior to or upon the Closing.

5.4 Compliance with Legal Requirements. Sellers shall comply promptly with all requirements that applicable law may impose upon them and their operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchasers in connection with any such requirements imposed upon Purchasers, or upon any of their affiliates, in connection therewith or herewith.

5.5 Disposition of Assets. Sellers shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon any of the Assets, tangible or intangible, or any interest therein.

5.6 Modification or Breach of Agreements; New Agreements. Sellers shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in any breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for nonperformance under, any of the Purchased Agreements or the Continuing Agreements. Sellers shall meet all of their contractual obligations under the Purchased Agreements and the Continuing Agreements.

5.7 Inconsistent Action. Sellers shall not take any action that would cause any of their representations or warranties in this Agreement to be untrue, incorrect, incomplete or misleading.

ARTICLE VI.

CONDUCT OF PURCHASERS PENDING CLOSING

During the period commencing on the Execution Date and ending on the Closing Date, Purchasers agree (except as expressly contemplated by this Agreement or to the extent that Sellers shall otherwise consent in writing) that:

6.1 Good Standing. Purchasers shall remain in good standing in their states and jurisdictions of organization and qualification.

6.2 Ordinary Course. Purchasers shall use their best efforts to preserve intact their current business organization and to maintain their books, records and accounts in accordance with GAAP applied on a basis consistent with past practice.

6.3 Compliance with Legal Requirements. Purchasers shall comply promptly with all requirements that applicable law may impose upon them and their operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Sellers in connection with any such requirements imposed upon Sellers, or upon any of their affiliates, in connection therewith or herewith.

6.4 Modification or Breach of Agreements; New Agreements. Except in connection with the termination of the Terminated Agreements: (i) Purchasers shall not terminate or modify, or commit, or cause or suffer to be committed, any act that will result in any breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for nonperformance under, any of the Purchased Agreements or the Continuing Agreements; and (ii) Purchasers shall meet all of their contractual obligations under the Purchased Agreements and the Continuing Agreements.

6.5 Inconsistent Action. Purchasers shall not take any action that would cause any of its representations or warranties in this Agreement to be untrue, incorrect, incomplete or misleading.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated as set forth below by written notice from the terminating party, delivered in accordance with Section 8.5 hereof, specifying the reason therefor:

(a) by mutual agreement of the parties hereto;

(b) by Purchasers if (i) any condition precedent to the Closing set forth in Section 2.2 hereof has not been satisfied or waived on or before the Outside Date or (ii) the Closing has not occurred on or before the Outside Date for any reason other than a material default by Purchasers in their obligations hereunder; and

(c) by Sellers if (i) any condition precedent to the Closing set forth in Section 2.3 has not been satisfied or waived on or before the Outside Date, or (ii) the Closing has not occurred on or before the Outside Date for any reason other than a material default by Sellers in their obligations hereunder.

7.2 Effect.

(a) In the event of termination of this Agreement (i) as provided in Section 7.1(a), or (ii) by Purchasers or Sellers as provided in Section 7.1(b) or 7.1(c) for any reason other than the default of the other party or the failure of the other party to satisfy a condition to Closing required to be satisfied by such party, then this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any party hereto, or any officer, director, employee, agent or representative of any party hereto or any person who controls a party hereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), except that the agreements with respect to expenses and publicity contained in Sections 2.5 and 8.7, respectively, shall survive the termination of this Agreement.

(b) In the event of any breach or default by Sellers under the terms of this Agreement, Purchasers shall have the right to terminate this Agreement and/or exercise any other remedy available to it at law or in equity, including, but not limited to, specific performance, and any termination (or lack of termination) shall be without prejudice to such other remedies.

(c) In the event of any breach or default by Purchasers under the terms of this Agreement, Sellers shall have the right to terminate this Agreement and/or exercise any other remedy available to it at law or in equity, including, but not limited to, specific performance, and any termination (or lack of termination) shall be without prejudice to such other remedies.

7.3 Amendment and Waiver. This Agreement may be amended at any time only by a written instrument executed by Purchasers and Sellers. Any amendment effected pursuant to this Section 7.3 shall be binding upon the parties hereto. Compliance with or performance under any term, provision or condition of this Agreement may only be waived in writing by Purchasers, if the waiver of the term, provision or condition of this Agreement is sought against Purchasers, or by Sellers, if the waiver of the term, provision or condition of this Agreement is sought against Sellers.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Survival of Representations and Warranties. The representations and warranties, of the parties hereto contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement or on the Closing Date shall survive any examination by or on behalf of any party hereto and shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of two (2) years; provided, however, that the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 4.1 and 4.3 shall survive the Closing Date and shall continue in full force and effect without limit as to time.

8.2 Indemnification.

(a) Sellers hereby covenant and agree to defend, indemnify and save and hold harmless Purchasers, together with Purchasers’ respective subsidiaries, affiliates, officers, directors, members, employees, shareholders, attorneys and representatives and each Person who controls any Purchaser within the meaning of the Securities Act, from and against any loss, cost, expense, liability, claim or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened Action and all costs of investigation) (collectively, the “Damages”) arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by any Seller in this Agreement or in any Schedule or Exhibit delivered by any Seller pursuant to this Agreement; (ii) the failure of any Seller to perform or observe fully any covenant, agreement or condition required to be performed or observed by such Seller pursuant to this Agreement or any Schedule or Exhibit delivered by any Seller pursuant to this Agreement; (iii) the Excluded Liabilities, including, without limitation the Shareholder Liabilities; (iv) any claims of third parties claiming compensation, commissions or expenses for services as a Broker or finder based upon obligations incurred by any Seller; or (v) any actual or threatened Action arising out of or resulting from any Seller’s acts or omissions in connection with or pursuant to any Purchased Agreement or Continuing Agreement.

(b) Purchasers covenant and agree to indemnify and save and hold harmless Sellers, together with Sellers’ respective officers, employees, directors, members, employees, shareholders, attorneys and representatives and each Person who controls any Seller within the meaning of the Securities Act, from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by any Purchaser in this Agreement or in any Exhibit delivered by any Purchaser pursuant to this Agreement; (ii) the failure of any Purchaser to perform or observe fully any covenant, agreement or condition required to be performed or observed by such Purchaser pursuant to this Agreement or any Exhibit delivered by any Purchaser pursuant to this Agreement; (iii) the Assumed Liabilities; (iv) any claims of third parties claiming compensation, commissions or expenses for services as a Broker or finder based upon obligations incurred by any Purchaser; or (v) any actual or threatened Action arising out of or resulting from any Purchaser’s acts or omissions in connection with or pursuant to any Purchased Agreement or Continuing Agreement.

(c) In the event that any indemnified party is made a defendant in or party to any Action instituted by any third party for Damages (any such third party action, suit, proceeding or claim being referred to as a “Third-Party Claim”), the indemnified party (referred to in this clause (c) as the “notifying party”) shall give notice thereof as soon as practicable and in any event within thirty (30) days after the indemnified party receives notice thereof (but, in all events, at least twenty (20) business days prior to the date that an answer to such Third-Party Claim is due to be filed). The failure to give such notice shall not affect whether an indemnifying party is liable to provide indemnification hereunder unless such failure has resulted in the loss of material, substantive rights with respect to the indemnifying party’s ability to defend such Third-Party Claim, and then only to the extent of such loss. The indemnifying party may contest and defend such Third-Party Claim so long as the indemnifying party: (i) diligently contests and defends such Third-Party Claim, and (ii) acknowledges in writing that it is obligated to provide indemnification with respect to such Third-Party Claim. Notice of the intention so to contest and defend shall be given by the indemnifying party to the notifying party within twenty (20) business days after the notifying party delivers notice of a Third-Party Claim (but, in all events, at least ten (10) business days prior to the date that an answer to such Third-Party Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the indemnifying party and approved by the indemnified party (which approval will not be unreasonably withheld or delayed). The notifying party shall be entitled, at its own cost and expense (which expense shall not constitute Damages unless the notifying party reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the indemnified parties, and has provided the indemnifying party with timely notice of such determination, and then only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the notifying party elects to participate in such defense, the notifying party will cooperate with the indemnifying party in the conduct of such defense. Neither the notifying party nor the indemnifying party may concede, settle or compromise any Third-Party Claim without the consent of the other party, which consent will not be unreasonably withheld or delayed in light of all factors of importance to such party. Notwithstanding the foregoing, if the indemnifying party fails to acknowledge in writing its obligation to provide indemnification in respect of such Third-Party Claim, to assume the defense thereof with counsel reasonably satisfactory to the notifying party or to diligently contest and defend such Third-Party Claim, then the notifying party alone shall be entitled to contest, defend and settle such Third-Party Claim in the first instance (in which case, all expenses incurred in connection therewith shall constitute Damages) and, only if the notifying party chooses not to contest, defend or settle such Third-Party Claim, shall the indemnifying party then have the right to contest and defend (but not settle) such Third-Party Claim.

(d) In the event any indemnified party shall have a claim against any indemnifying party that does not involve a Third-Party Claim (an “Indemnification Claim”), the indemnified party shall deliver a written notice of such Indemnification Claim (a “Claims Notice”) to the indemnifying party with reasonable promptness. The Claims Notice shall set forth with reasonable specificity the amount claimed and the underlying facts supporting such Indemnification Claim and enclose any relevant material documentation in the indemnified party’s possession, such as petitions or subpoenas received by the indemnified party. The failure to deliver such Claims Notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted in the loss of material, substantive rights with respect to the indemnifying party’s ability to defend such Indemnification Claim, and then only to the extent of such loss

(e) The indemnifying party shall have fifteen (15) days from receipt of any Claims Notice to accept or dispute such Indemnification Claim. In the event that an indemnifying party elects to dispute such Indemnification Claim, the indemnifying party shall deliver a written notice to the indemnified party within such fifteen (15) day period which sets forth in reasonable detail the indemnifying party’s grounds for disputing such Indemnification Claim (such notice, a “Dispute Notice”). If the indemnifying party notifies the indemnified party that it does not intend to dispute the Indemnification Claim described in the Claims Notice or fails to deliver a Dispute Notice to the indemnified party within fifteen (15) days after receipt of such Claims Notice, the Damages in the amount specified in the Claims Notice will be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such Damages to the indemnified party on demand.

(f) If any indemnified party is entitled to receive any amount from any indemnifying party pursuant to this Section 8.2, including, without limitation, Damages (an “Indemnification Payment”), the indemnifying parties shall remit such amount to the indemnified party within ten (10) days after the indemnified party makes written demand therefore (a “Demand”). The indemnifying party shall have fifteen (15) days from receipt of any Demand to accept or dispute such Demand. In the event that an indemnifying party elects to dispute a Demand (provided that to the extent such Demand relates to an Indemnification Claim, such party had previously delivered a Dispute Notice with respect thereto), the indemnifying party shall deliver a written notice to the indemnified party setting forth in reasonable detail the indemnifying party’s grounds for disputing the Demand (such notice, a “Demand Dispute”). If the indemnifying party notifies the indemnified party that it does not intend to dispute the Demand or fails to properly deliver a Demand Dispute to the indemnified party within fifteen (15) days after receipt of the Demand, the amount set forth in the Demand will be conclusively deemed a liability of the indemnifying party. If Sellers or Purchasers properly deliver a Dispute Notice and/or Demand Dispute within the time periods specified above, the parties shall attempt to resolve such dispute in good faith for a period of sixty (60) days. If, at the end of such period, the parties have not resolved the dispute, either party may seek relief from a court of competent jurisdiction in Los Angeles County notwithstanding the mediation provisions set forth in Section 8.8 below.

(g) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy, including, without limitation, injunctive relief and specific performance, each party may have for the breach of any representation, warranty, covenant or agreement set forth in this Agreement or in any other agreement entered into by the parties pursuant hereto or the enforcement thereof.

8.3 Goodwill Reduction Indemnification

(a) In the event that there is a Goodwill Reduction Event (as defined below), Purchasers covenant and agree to indemnify Sellers by making the Indemnity Payments to Sellers specified in Section 8.3(d) within thirty (30) days following the Final Determination (as defined in Section 8.3(b)).

(b) A “Goodwill Reduction Event” shall mean any Final Determination which results in a reduction of the amount of the Purchase Price allocated to goodwill when compared with the allocations set forth on Schedule 1.6 hereof. For purposes of the foregoing, a “Final Determination” means the earliest to occur of (i) the date on which the applicable statute of limitations for raising an issue regarding a federal income tax matter with respect to Sellers has expired, (ii) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., all allowable appeals requested by the parties to the action have been exhausted), (iii) the date on which a concession, settlement or compromise of the Proposed Tax Adjustment reached in accordance with Section 8.3(c) has been fully executed by all parties, or (iv) the date on which the time for instituting a claim for refund has expired or, if a claim was filed, the time for instituting suit with respect thereto has expired.

(c) Each party to this Agreement shall promptly notify the other parties in writing and in any event within ten (10) days after its receipt of notice of any communication from any taxing authority regarding an audit or assessment or any other event that could give rise to a Goodwill Reduction Event and/or any proposed adjustment arising therefrom (a “Proposed Tax Adjustment”). Purchasers may elect to contest and defend such Proposed Tax Adjustment so long as Purchasers: (i) diligently contest and defend such Proposed Tax Adjustment, and (ii) acknowledge in writing that they are obligated to indemnify Sellers from any Goodwill Reduction Event. Purchasers shall give Sellers notice of the intention to contest and defend the Proposed Tax Adjustment within twenty (20) days after the notifying party delivers notice of a Proposed Tax Adjustment (but, in all events, at least ten (10) business days prior to the date that an answer to such Proposed Tax Adjustment is due to be filed). Upon receipt of such notice, Sellers shall appoint Purchasers as attorneys in fact to represent Sellers in connection with the Proposed Tax Adjustment. Purchasers shall have the right to concede, settle or compromise the Proposed Tax Adjustment at any time during the proceedings provided that Purchasers give Sellers ten (10) business days advance written notice of such intention and tender payment in full of the amounts owed pursuant to Section 8.3(d). Sellers shall be entitled, at their own cost and expense, to participate in such contest and defense and to be represented by attorneys of its or their own choosing and to participate in any meetings, hearings or proceedings, provided that such costs shall not be included in the Indemnity Payments. If Sellers elect to participate in such defense, Sellers will cooperate with Purchasers in the conduct of such defense. Sellers and Purchasers acknowledge that the Proposed Tax Adjustment may be included as part of a broader audit of Sellers and that there may be one or more other proposed tax adjustments (the “Other Proposed Tax Adjustments”). In such case, Sellers shall be required, at their own cost and expense, to participate in such contest and defense with respect to the Other Proposed Tax Adjustments. Sellers shall have the right to concede, settle or compromise the Other Proposed Tax Adjustments at any time during the proceedings provided that Sellers give Purchasers ten (10) business days advance written notice of such intention. Notwithstanding the foregoing, if Purchasers fail to acknowledge in writing their obligation to provide indemnification in respect of such Proposed Tax Adjustment, to assume the defense thereof with counsel reasonably satisfactory to Sellers or to diligently contest and defend such Proposed Tax Adjustment, then Sellers alone shall be entitled to contest, defend and settle such Proposed Tax Adjustment in the first instance in which case, all expenses incurred in connection therewith shall be included in the Indemnity Payments.

(d) The payments required by Section 8.3(a) (the “Indemnity Payments”) shall be the sum of the following amounts: (i) (x) the net difference in the federal and state income tax liability of Sellers for the Purchase Price, taking into account the deductibility of the state income tax for purposes of calculating the federal income taxes, resulting from the Goodwill Reduction Event, plus (y) any and all interest and penalties imposed on Sellers with respect to the Goodwill Reduction Event, plus (z) Sellers’ expenses specified in the last sentence of Section 8.3(c); and (ii) an amount sufficient to pay any federal and state income tax liability owed by Sellers as a result of the receipt of the amounts specified in clause (i) hereof and this clause (ii) (a fully grossed-up tax indemnity) assuming the maximum combined state and federal tax rate on such payments and taking into account the deductibility of state income tax on federal tax returns for purposes of such calculation.

8.4 Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, between the parties hereto with regard to the subject matter hereof. This Agreement (a) is not intended to confer upon any Person any rights or remedies hereunder or with respect to the subject matter hereof except as specifically provided in this Agreement; and (b) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute a single agreement. Facsimile signatures shall be fully binding and effective for all purposes as if they were original signatures.

8.5 Further Action. Sellers hereby agree that, from time to time after the Closing, at Purchasers’ request and without further consideration, Sellers shall execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Purchasers reasonably may require to more effectively convey, transfer to and invest in Purchasers, and to put Purchasers in possession of, all of the Assets. Each Seller irrevocably appoints Purchasers as his or its attorneys-in-fact to execute and deliver such instruments necessary or convenient to convey, transfer to and invest title in Purchasers, and to put Purchasers in possession of, all of the Assets.

8.6 Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been received five business days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope; at the open of business on the next succeeding business day after having been sent by overnight courier; when scanned by telegraphic communications equipment of the sending party on a business day, or otherwise at the open of business on the next succeeding business day; or when personally delivered on a business day or otherwise at the open of business on the next succeeding business day; and, in each case, addressed to the respective parties at the addresses stated below, or to such other changed addresses that the parties may have fixed by notice in accordance herewith.

If to Sellers:	Hotel Restaurant Properties, Inc.
Hotel Restaurant Properties II, Inc.
Hotel Restaurant Properties II Management, Inc.
11828 La Grange Avenue
Los Angeles, CA 90025
Attn: Keith Wolff
Telephone: (310) 966-2367
Facsimile: (603) 720-8057
Keith Wolff
11828 La Grange Avenue
Los Angeles, CA 90025
Telephone: (310) 966-2367
Facsimile: (603) 720-8057
and
Adam Keller
11828 La Grange Avenue
Los Angeles, CA 90025
Telephone: (858) 583-4480
Facsimile: (858) 777-5379
with a copy to:	Greenberg Glusker Fields Claman & Machtinger LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, CA 90067
Attn: C. Bruce Levine
Telephone: (310) 201-7440
Facsimile: (310) 201-2340
If to Purchasers:	Grill Concepts, Inc.
Grill Concepts Management, Inc.
11661 San Vicente Boulevard, Suite 404
Los Angeles, CA 90049
Attn: Philip Gay
Telephone: (310) 820-5559
Facsimile: (310) 820-6530

with a copy to:	Pillsbury Winthrop Shaw Pitman LLP
725 South Figueroa Street, Suite 2800
Los Angeles, California 90071-5406
Attn: Anna M. Graves, Esq.
Telephone: (213) 488-7164
Facsimile: (213) 226-4017

8.7 Publicity Without the prior consent of the other party, no party shall, and each party shall cause its directors, officers, shareholders, members, employees, representatives and agents not to, make any public statement or press release with respect to the transactions contemplated by this Agreement or otherwise disclose to any Person the existence, terms, content or effect of this Agreement; provided, however, that if a disclosure is required by law or regulation, the party required to make such disclosure shall be permitted to make such disclosure but shall make a good faith effort to consult with the other party hereto before making such disclosure; and provided further, however, that Sellers consent to the disclosure and filing of this Agreement and its Exhibits by GCI with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

8.8 Mediation. In the event that any dispute relating to or arising out of this Agreement, or any document delivered in connection herewith (“Dispute”), cannot be settled or compromised within twenty (20) days of receipt of the subject claim, the Dispute shall be submitted to mediation on an expedited basis in Los Angeles, California, administered by JAMS, or its successor, in accordance with the JAMS rules and procedures then in effect. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the Dispute and the relief requested, with the expectation that the first mediation shall occur within thirty (30) days of such written request. Purchasers and Sellers will cooperate with JAMS and with one another in selecting a neutral mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The mediator must be a retired judge or an attorney licensed to practice law in Los Angeles, California and experienced with the subject matter of the Dispute. If the parties are unable to select the mediator, JAMS shall designate the mediator. Purchasers and Sellers covenant that they will participate in the mediation in good faith and that they will share equally in the costs of the mediator and related JAMS administrative costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration, litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief in the Superior Court situated in Los Angeles, California prior to the mediation to preserve the status quo pending the completion of that process. In the event it is necessary, any party may file a motion in such Superior Court to compel the other party to participate in the mediation and the prevailing party shall be awarded its costs and expenses, including reasonable attorneys’ fees in connection with such motion. If the Dispute is not resolved within ten (10) days after the first mediation session, either party may (i) give written notice to JAMS and the other party that the mediation is terminated and (ii) commence a court action.

8.9 Attorneys’ Fees. If any litigation or arbitration shall ensue between the parties concerning the interpretation of or performance under this Agreement, the prevailing party shall recover from the nonprevailing party or parties its reasonable attorneys’ and other fees as fixed by the court or the arbitrator, as the case may be.

8.10 Construction of Agreement Any captions to, or headings of, the paragraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation of this Agreement. Where the context so requires, words used in any gender shall be deemed to include other genders, and the singular number shall include the plural and vice versa. The Recitals appearing at the beginning of this Agreement, and the Exhibits and Schedules attached hereto, are hereby incorporated into and are deemed to constitute a part of the operative text of this Agreement. Each party hereto and such party’s counsel have had the full opportunity to review and comment upon, and have reviewed and commented upon, this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any Exhibits or Schedules attached hereto.

8.11 Severability Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.12 Assignment; Successors and Assigns Neither party may assign its rights hereunder without the other party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that any Purchaser may assign its rights hereunder without Seller’s consent to any affiliate of any Purchaser. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.12 shall be void and of no effect.

8.13 Time of Essence. Time is of the essence of each and every term, condition, obligation, and provision hereof. All references herein to a particular time of day shall be deemed to refer to Pacific Daylight Time.

8.14 No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto to, any person or entity other than the parties hereto.

8.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to any principles or statutes of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the Effective Date.

“PURCHASERS”

GRILL CONCEPTS, INC., a Delaware corporation

By:____________________________________
Philip Gay, President and
Chief Executive Officer

GRILL CONCEPTS MANAGEMENT, INC.,
a California corporation

By: ____________________________________
Philip Gay, President and
Chief Executive Officer

“SELLERS”

HOTEL RESTAURANT PROPERTIES, INC.,
a California corporation

By: ____________________________________
Keith Wolff, President

HOTEL RESTAURANT PROPERTIES II, INC.,
a California corporation

By: ____________________________________
Keith Wolff, President

HOTEL RESTAURANT PROPERTIES II MANAGEMENT, INC., a California corporation

By: ____________________________________
Keith Wolff, President

__________________________________________
KEITH WOLFF, an individual

__________________________________________
ADAM KELLER, an individual

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